WEAVER & MARTIN

November 22, 2010

Interlink -- US – Network, LTD
Attn: Mr. Robert Kondratick
575 Underhill Boulevard, Suite 125
Syosset, New York 11791

RE: Interlink – US – Network, LTD
File No. 000-50021

Dear Mr. Kondratick:

The firm of Weaver & Martin, LLC was previously principal accountant for Interlink – US – Network, LTD (the "Company") and last reported on the financial statements of the Company for the year ended December 31, 2009. On November 19, 2010, we notified the Company that we were resigning as the principal accountant. We wish you nothing but luck and prosperity in the future.

Very Truly Yours

Weaver & Martin, LLC

Weaver & Martin, LLC
411 Valentine Road, Suite 300
Kansas City, MO 64111
T 816-756-5525
F 816-756-2252

Certified Public Accountants & Consultants
411 Valentine, Suite 300
Kansas City, Missouri 64111
Phone: (816) 756-5525
Fax: (816) 756-2252